UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

Trian Partners GP, L.P.

Trian Partners General Partner, LLC

Trian Partners, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Master Fund (Non-ERISA), L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Parallel Fund I General Partner, LLC

Trian Partners Parallel Fund II, L.P.

Trian Partners Parallel Fund II GP, L.P.

Trian Partners Parallel Fund II General Partner, LLC

Trian SPV (SUB) I, L.P.

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Edward P. Garden

Castlerigg Master Investments Ltd.

Sandell Asset Management Corp.

Castlerigg International Limited

Castlerigg International Holdings Limited

Thomas E. Sandell

Gregory J. Norman

Peter H. Rothschild

Michael F. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Trian Group has not sought or obtained the consent of any third party to the use of any previously published information as proxy solicitation material.

The following information was posted to http://www.enhanceheinz.com.

"The level of frustration among investors (and analysts alike) has been quite high as Heinz’s consistent underperformance leading up to fiscal 2007 and spanning Bill Johnson’s tenure as CEO is producing this battle . . . " Christopher Growe (A.G. Edwards & Sons Inc. Analyst Report, August, 3, 2006)

"We do believe Mr. Peltz picked the right target in Heinz which remains inefficient, slow growing, inconsistent, and in need of further restructuring/divestitures with admittedly some recent progress." Christopher Growe (A.G. Edwards & Sons Inc. Analyst Report, August 3, 2006)

Proxy Advisors Say:

Highly respected independent proxy advisors have weighed in with their analyses. Institutional Shareholder Services (ISS) and Proxy Governance, Inc. both recommend that Heinz shareholders vote on the Trian Group’s GOLD proxy card and not vote the Company's white proxy card. Please see excerpts below:

From Institutional Shareholder Services, August 3, 2006 (recommends shareholders vote on the Trian Group's GOLD proxy card FOR Nelson Peltz, Mike Weinstein and Greg Norman):

"In speaking with industry analysts and long-term shareholders, we were told that the company has a long history of over-promising and under-delivering. Shareholders expressed fatigue from year after year of meetings in which management promised things would be better soon. The company claims that those days are over, but we believe that the presence on the board of three of the [Trian Group’s] nominees would keep management's feet to the fire."

"[W]e conclude that the presence of three of the [Trian Group’s nominees] on the HNZ board would likely prove beneficial to long-term shareholder value. The long-term financial and operational performance of the company and the [Trian Group's nominees’] skill sets and track record establish both the need for change and the [Trian Group’s] ability to effect change."

"We agree with the [Trian Group] that "cherry picking" a single date from which to measure shareholder returns can be misleading. We note that December 20, 2002, the date the company chooses to measure itself by, came after a 16% decline following the announcement of the Del Monte spin and a 36% decline since the date Mr. Johnson became CEO of the company. If one examines virtually any other time period since Mr. Johnson became the CEO, HNZ has underperformed the relevant peer index. Moreover, even using the period selected by the company, HNZ has underperformed the S&P 500."

"Looking at return on invested capital (ROIC), it appears the company is approximately where it was in FY03, showing no improvement in returns despite the self-described "record setting" performance over the past few years.... The company itself notes in a shareholder presentation that its FY06 ROIC (excluding special items) was 14.5%, under the peer average of 16.2%."

"The board confirmed to us that it does not see why the company cannot get back to 2001 SG&A levels. As the [Trian Group] point[s] out in their July shareholder presentation, reducing SG&A to 2001 levels would imply total savings in line with what Trian is proposing. Given the ever-narrowing differences between the two plans, it's hard to see how the Trian plan would cripple the company while the company's plan would not. HNZ actually is even more aggressive in its plans to cut COGS...."

"We note that in the current August 7 issue of Business Week, a story on the Top 100 brands in the world identifies Heinz as brand #54, a drop from #47 in 2005 reflecting a decline in brand value of 10% (from $6.9 billion to $6.2 billion) based on Interbrand methodology. A decrease in brand value may indicate an underinvestment in the brand, a key argument of the [Trian Group]."

"We agree that the company appears to have been less than adept at maximizing value in its M&A activity, as evidenced by the Weight Watchers sale. Even if Weight Watchers was not a core strategy for Heinz at the time of the sale, even if Street analysts were cheering them on, and despite the truism that hindsight is 20:20, shareholders can reasonably question the wisdom of selling an asset for $735 million in 1999 only to see it taken public two years later at over a $2 billion value (and with a current market capitalization close to $4 billion)."

"This contest really is not about governance. We commend the company for agreeing to Calpers' suggestions. We do not give the company credit, however, for not awarding LTIP compensation over the past fiscal year. After all, the company failed to achieve pre-specified performance metrics - why then should management receive incentive compensation?"

"Since Trian filed its Wendy's white paper in December 2005, WEN shares are up 17%.... HNZ claims that Trian has actually had a negative impact at Wendy's by creating a dysfunctional board. However, we recently spoke with Jim Pickett, chairman of Wendy's. Mr. Pickett has been a director of Wendy's since 1982 and has worked with every CEO in Wendy's history.  He called the market rumors that the Wendy's board is dysfunctional completely false.... Mr. Pickett wonders why Mr. Usher, the presiding director of HNZ, has not called him to discuss the real story."

"It is difficult to understand [the Company's accusation that] the [Trian Group] would be able to accrue value disproportionate to its share ownership percentage. The boogey man of self-dealing is in our opinion a canard. In fact, Trian actually limits its flexibility by joining the board, as it would become restricted in its purchases and sales of HNZ stock."

"We discount the company's disruption argument. Highly experienced adults should be able to function together despite differences in opinion. A limited degree of contentiousness in the boardroom is likely to lead to a more lively discussion and critical assessment of the issues and will help to ensure that the board does not simply defer to management. We note that as a minority on the board, the [Trian Group] will need to work constructively with the majority in order to govern the company and effect change. Moreover, as a 5.4% shareholder, there is little incentive for the [Trian Group] to disrupt the functioning of the board and thereby interfere with the company's operations."

"When deciding how many dissident nominees to support, it is important to understand board dynamics. A single dissident on a large board is unlikely to have much of an effect on board deliberations and obviously would have little impact from a voting perspective. A more substantial minority position helps achieve the purpose of supporting the dissidents in the first place: providing a significant alternative voice on a board where shareholders have concluded change is warranted. Although HNZ notes that Trian is seeking a 36 to 42% voting bloc as compared to its 5.5% interest, we do not necessarily believe that a shareholder group is only entitled to a proportionate percentage of the board. After all, Mr. Johnson is 8% of the board yet owns only 1.3% of the company."

"Trian is a self-described "operational" activist. It looks to "dis-intermediate" private equity, acting as private equity investors would act, but with the benefits accruing to public shareholders.... To the extent that activist investors can unlock such value while a company remains public, all shareholders will benefit."

"Although statistically it appears that HNZ recently has taken some of the steps necessary to improve future results, such moves haven't been reflected in the share price, at least prior to Mr. Peltz's arrival on the scene. The company argues Mr. Peltz merely has good timing, with HNZ shares at a low point reflecting uncertainty around the completion of the divestitures process. We note, however, that the share price has rallied 24% since rumors of activist investor involvement, which can reasonably be construed as a market endorsement of activist intervention. We did not find upwards price movement with significant trading volume on days in which the company announced positive news since Trian's public involvement, which counters the company's assertion that the share price uptrend is due to the market applauding the conclusion of the company's divestitures."

"Long-term followers of the company also told us that they believe that the HNZ board has been generally deferential to Mr. Johnson. It's difficult to definitively prove the inherently qualitative character of a board. It's quite possible that a board that adopts a strong governance structure may nonetheless be a little too cozy with its chief executive. An "oversight" board may be sufficient when things are running smoothly, but when faced with operational issues, a more "challenging" board is warranted."

"We note that the company has made some eleventh-hour promises in order to curry favor with its shareholder base. HNZ has committed to install two new independent directors on the board, but publicly warns that it will not be able to attract these to date unidentified candidates if Mr. Peltz is elected. The reactive nature of this move further argues for [Trian Group] representation on the board. If the board knew it needed additional skill sets, why did it take the attentions of an activist to jump-start the process? Moreover, the not-so-subtle threat that the board will miss out on the "best" candidates if the shareholders have the audacity to vote for the [Trian Group] smacks of coercion. We also question whether shareholders would actually want a new director on the board that would be unwilling to serve with an outspoken shareholder. We would hope that a candi date would be so confident in his or her own abilities that he or she would welcome the challenge of working on a "creatively disruptive" board."

"...we find that the company has generally underperformed its peers over most historical time frames, which argues that some change may be needed on the board."

"We note the share price has rallied 24% since rumors of activist investor involvement, which can reasonably be construed as a market endorsement of activist intervention."

"...the [Trian Group] could bring an alternative viewpoint to the board that is likely to result in increased shareholder value."

"The HNZ board admits that during 1998-2001, the company did not "put enough points on the board."

"After evaluating the [Trian Group] and incumbent arguments with respect to the company's financial and shareholder return performance, strategic track record and governance profile, we conclude the [Trian Group has] met their burden of proving that some change on the board is warranted."

"Mr. Peltz and Mr. May began their careers with a $72 million company called Triangle Industries that they - via both organic growth and acquisitions - turned into the $4 billion American National Can company. Unlike Snapple, this was not a marketing exercise, but an example of the benefits to be derived from a lean management style and savvy investments. Triangle shareholder value was created not by "slash and burn," but by prudent growth driven by an increase in capex from $2.6 million in 1983 to $300.1 million in 1987."

"Snapple is a business school case study of how to turn around a brand that was withering on the vine, under the leadership of Trian nominee Mr. Weinstein. Triarc was able to increase both the top and bottom lines, proving again that the [Trian Group members] are not just "slash and burn" operators. In fact, it is conventional wisdom that improved marketing was a key aspect of the turnaround. A home run by any measure, Triarc was able to turn $300 million into $1.5 billion in under four years."

Regarding Trian’s involvement with Wendy's: "Although Mr. Pickett believes that some of the Trian recommendations were already on the table, the presence of Trian and other activists in his opinion has created "heightened awareness" of the issues and increased the board's focus on such issues...after interviewing the [Trian Group’s nominees] and working with them over the past few months, Mr. Pickett has concluded that the [Trian Group's nominees] are all "professional" and "smart" and "add something" by asking the challenging questions directors should ask. Although the incumbents originally had their guard up, there have been no issues working collegially."

"Mr. Weinstein has a reputation as strong marketer of consumer brands by virtue of his highly regarded tenure at Snapple. HNZ is a consumer products company, and the current board in our opinion could use additional marketing expertise."

"... Mr. Norman has established a potentially billion dollar brand around his name and the ‘shark’ persona, through his various business endeavors including golf clubs, wine, and clothing lines. Again, we believe that the board would benefit from more consumer marketing expertise and Mr. Norman's international marketing expertise."

From Proxy Governance Report, August 2, 2006 (recommends shareholders vote on the Trian Group's GOLD proxy card FOR Nelson Peltz):

"...we do question management's ability to effect its own plan and the board's willingness to hold management accountable for any future lackluster performance and shareholder returns."

"We believe this proxy contest essentially comes down to not only the ability of  management to execute company strategy going forward, but the board's ability to hold management accountable should it not execute. We acknowledge that Peltz and Trian have been a powerful catalyst for change at Heinz and that shareholders have already realized the fruits their efforts due to the significant stock price movement over the past six months. As such, it appears that market forces concur that shareholders would benefit from a change."

"While we recognize that the board and management have taken certain actions to address long-term performance, our primary concern rests with the current board's willingness to ‘hold management's feet to the fire.’"

"Whether deemed separate restructurings or not, the company has certainly undergone a number of significant changes in the past eight years, and although the success of these restructurings and divestitures can be argued at length, there seems to be a lack of faith in management's ability to aggressively execute its plans and the board to oversee it."

"We believe that the Trian Group has demonstrated and argued that the board should address the company's lackluster performance and shareholder returns in a more efficient and accountable manner. As such, we believe that a change in the board's composition, particularly the addition of Nelson Peltz, would effect discussions to promote questioning of management's operating plans and challenge management to consider all strategic alternatives available to in order to carry out its business plan and increase long-term shareholder value."